EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 29, 2023, by and between Job Aire Group, Inc, an Arizona corporation (“Employer”), and David Riggs, an individual resident of Texas (“Employee”).

RECITALS

A. WHEREAS, Employee has been employed by Job Aire Group, Inc, an Arizona corporation (the “Company”).

B. WHEREAS, the Company is in the business of Aviation and other industry staffing (the “Business”)

C. WHEREAS, pursuant to the terms and conditions of this agreement, Employer has agreed to employ Employee.

D. WHEREAS, Employee has agreed to continue to be employed in connection with the operation of the Business as hereafter operated by Employer on the terms set forth in this Agreement.

F. WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s operation of the Company and the Business, including the Company’s good will, products, methods of operation, information, and relationships with vendors and customers.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1. TERM OF AGREEMENT

1.1 Term. The initial term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5 of this Agreement; or (b) [three (3)] years following the Commencement Date (“Initial Term”). After the expiration of the Initial Term, this Agreement will renew annually on each anniversary of the Commencement Date for one-year terms (each such renewal year, the “Renewal Term,” and, together with the Initial Term, the “Term”), unless either Employer or Employee provides written notice of termination of this Agreement within sixty (60) days of the end of the Initial Term or applicable Renewal Term. As used herein, the “Employment Period” means the period of Employee’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Employee’s termination of employment hereunder).

2. EMPLOYMENT

2.1 Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.

2.2    Position and Duties. Employee shall serve as the Chief Financial Officer of Employer, reporting to the Board of Directors and Employer’s. Employee shall have the general powers, duties and responsibilities usually vested in that position in a company of the nature of Employer and such other powers and duties as may be prescribed from time to time by Employer.

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2.3 Standard of Performance. Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience, and talents perform all the duties that may be required of and from him pursuant to the terms of this Agreement and consistent with his position. Such duties shall be performed at such place or places as the interests, needs, business, and opportunities of Employer shall reasonably require or render advisable.

2.4 Exclusive Service to the Employer.

(a) Employee shall devote substantially all of his business energies and abilities, and substantially all of his productive time, to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would interfere with the performance of his duties under this Agreement.

(b) Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.

3. COMPENSATION

3.1 Compensation. During the Employment Period only, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.

3.2 Base Salary. Employer shall pay to Employee a base salary of ($102,000) annually in equal weekly installments, less applicable taxes. Employee’s compensation (including his base salary and discretionary bonus set forth in Section 3.3 below) shall be subject to annual review by Employer based on, among other things, Employee’s performance and Employer’s progress towards its milestones and profitability.

3.3 Discretionary Bonus. Employee shall be eligible to receive an annual bonus in the sole discretion of Employer.

3.4 Fringe Benefits. Subject to Section 3.6 below, Employee will be entitled:

(a) to participate, on the same basis as other employees of Employer, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Employee). Employee’s participation in such plans shall be subject to all terms and conditions of such plans, including Employee’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

(b) to participate after two (2) full calendar months of employment with Employer, on the same basis as other employees of Employer, in Employer’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

3.5 Paid Time Off. Employee shall be entitled to participate in Employer’s flexible vacation policy after [90] days of employment with Employer, subject and pursuant to the terms of such policy as set forth in Employer’s then current employee handbook.

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3.6 Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4. REIMBURSEMENT OF EXPENSES

4.1 Travel and Other Expenses. Employer shall pay to or reimburse Employee for those travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee that Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

4.2 Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events related to his employment with Employer.

4.3 Indemnification. Upon written request from Employee, Employer shall indemnify Employee, to the fullest extent under applicable law, for all judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.

5. TERMINATION

5.1 Termination by Employer for Good Cause; Employee Resignation. Employer may terminate Employee’s employment at any time, with notice, for Good Cause (as defined below). Similarly, Employee may resign his employment with Employer at any time, with notice, without Good Reason (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason, then Employer shall pay Employee his base salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination (collectively the “Accrued Benefits”).

5.2 Termination Without Good Cause or for Good Reason. Employer shall have the right to terminate Employee’s employment (with notice) without Good Cause and Employee shall have the right to terminate Employee’s employment (with notice) for Good Reason (each a “Qualifying Termination”). If there is a Qualifying Termination then the following provisions in this Section 5.2 shall apply:

(a) Employer shall provide Employee with the Accrued Benefits;

(b) Employer shall provide to Employee a severance payment (the “Severance Payment”) equal to [twelve (12)] months of Employee’s base salary at the rate in effect at the time of termination, but disregarding any reduction that constitutes Good Reason (it being understood that should a Qualifying Termination occur within the first month of Employees employment hereunder, no Severance Payment shall be due or payable to Employee) plus a pro-rata share of any bonus earned for the year of termination, up to the date of termination. The Severance Payment shall be paid in one lump sum and Employee acknowledges that any and all bonuses are at the discretion of the Board.

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(c) If Employee timely elects continued coverage under COBRA, Employer will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of termination and ending on the earliest to occur of: (i) six months following the date of termination or (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In the event Employee becomes covered under another employer’s group health plan during the COBRA Premium Period, Employee must immediately notify Employer of such event.

(d) To be eligible to receive the Severance Payment and as a condition to payment thereof, Employee must have executed and not revoked a full and complete general release of any and all claims against Employer and related persons and entities in the standard form then used by Employer (“Release”), within 30 days of the date of termination. Upon making all of the applicable Severance Payment (and Accrued Benefits), Employer shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of Employer (as opposed to some other status with respect to Employer, such as a shareholder or holder of a stock option).

5.3 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective, good faith opinion of Employer, shall:

(a) commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;

(b) breach Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);

(c) materially breach this Agreement, the Confidentiality Agreement (defined below), or Employer’s written Codes of Ethics as adopted by the Board;

(d) willfully, recklessly or negligently violate any material provision of Employer’s written Employee Handbook, if any, or any applicable state or federal law or regulation;

(e) fail or refuse (whether willfully, recklessly or negligently) to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder (for avoidance of doubt any failure by Employer to comply with foregoing laws and regulations shall not be imputed on to Employee for purposes of this provision);

(f) fail to or refuse to (whether willfully, recklessly or negligently) to perform the responsibilities and duties specified herein (other than a failure caused by temporary disability and provided further that the mere failure to achieve certain goals or objectives (provided Employee has attempted in good faith to achieve such goals and objectives) shall not constitute Good Cause);

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(g) be convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude;

(h) become listed on the federal debarment list prohibiting participation in Medicare or Medicaid; or

(i) fail to return any compensation amount required to be clawed back or returned to Employer by application of any applicable law or regulation.

The foregoing is an exhaustive list of the items that constitute Cause under this Agreement. Notwithstanding the foregoing, other than with respect to clause (g), “Good Cause” shall only be found to exist if, prior to Employee’s termination and within ninety (90) days after Employer’s initial awareness of an event of Good Cause, Employer has provided written notice to the Employee describing such Good Cause event(s), and the Employee does not cure such event within ten (10) days following the Employee’s receipt of such notice from Employer, and the date of Employee’s termination of employment due to such Good Cause occurs within ninety (90) days after the expiration of the foregoing ten (10) day cure period.

5.4 Death or Disability. To the extent consistent with federal and state law, upon written notice to Employee, Employer may terminate Employee’s employment due to Employee’s Disability. Additionally, Employee’s employment shall terminate on Employee’s death. “Disability” means (i) Employee’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than [three (3)] months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than [three (3)] months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employer’s employees. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his base salary prorated up to the date of termination, at the rate in effect at the time of termination, together with any Accrued Benefits, including but not limited to, a pro-rata share of any bonus earned for the year of termination, up to the date of termination. Any such bonus shall be payable in the calendar year following the performance year.

5.5 Return of Employer Property. Within five (5) days after the Employees termination of employment, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the termination date.

5.6 Good Reason. For purposes of this Agreement, a termination shall be for “Good Reason” if Employer:

(a) materially reduced the material duties and responsibilities assigned to Employee under this Agreement;

(b) reduced Employee’s base salary without Employee’s prior consent; or Employee.

(c) materially breached this Agreement or any other written agreement with

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Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an event of Good Reason, Employee has provided written notice to Employer describing such alleged Good Reason event(s), and Employer does not cure such event within thirty (30) days following Employer’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure period.

6. DUTY OF LOYALTY

6.1 During the Employment Period, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock, securities or other interests of any other company, corporation or entity. Otherwise, Employee may make personal investments in any other business so long as those investments do not require him to participate in the operation of the companies in which he invests.

7. CONFIDENTIAL INFORMATION

7.1 Trade Secrets of Employer. Employee, during the Employment Period, will develop, have access to and become acquainted with various trade secrets and confidential information which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the Employment Period or at any time thereafter, except as required in the course of his employment by Employer, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.

7.2 Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the Employment Period (except as required in the course of employment by Employer) or at any time thereafter, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process.

7.3 Continuing Effect. The provisions of this Section 7 shall remain in effect after the end of the Employment Period.

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8. NO SOLICITATION

8.1 No Solicitation of Employees. Employee agrees that he will not, during his employment with Employer, and for one (1) year thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will he assist others to do so.

8.2 No Solicitation of Customer. Employee agrees that he will not, during his employment with Employer, and for two (2) years thereafter, directly or indirectly, utilize any Employer information protected under the Confidentiality Agreement (defined below) to solicit any client or customer of Employer known to him with respect to any business, products or services that are competitive to the products or services offered by Employer, or under development as of the date of the termination of Employee’s employment with Employer for any reason.

9. INTELLECTUAL PROPERTIES.

To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of this employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. If requested to do so, Employee will sign an Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).

10. OTHER PROVISIONS

10.1 Compliance with Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound.

10.2 Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 of this Agreement are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of posting any bond or other undertaking in connection therewith.

10.3 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses (not limited to court costs and including, without limitation, all attorneys’ fees) it incurred in connection with the proceeding and the underlying dispute.

10.4 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.

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10.5 Non-delegable Duties; No Employee Assignment. This Agreement is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

10.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Nevada.

10.7 Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved by final and binding arbitration pursuant to the terms set forth in Employer’s employee handbook.

10.8 No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

10.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

10.10 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

10.11 Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or forty-eight (48) hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a) if to Employer, to the principal office of Employer in the State of [Arizona], marked “Attention: [Manager] or [Identify Officer];” or Employer’s records.

(b) if to Employee, to the most recent address for Employee appearing in

10.12 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13 Section 409A Compliance.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A if, and to the extent required, in order to comply with Section 409A.

(b) For purposes of amounts payable under this Agreement, the termination of employment shall be deemed to be effective upon “separation from service” with Employer, as defined under Section 409A and the guidance issued thereunder. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A.

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(c) Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A, if any of Employer’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by Employer for purposes of Section 409A, Employee agrees that any non-qualified deferred compensation payments due to him under this agreement in connection with a termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death).

(d) Neither Employer nor Employee shall have the right to accelerate or defer the delivery of, offset or assign any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(e) If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f) Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, neither Employer, nor the Board, nor any member of its Compensation Committee, nor any of their successors shall be liable to Employee or to any other person for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A or for reporting in good faith any amounts as subject thereto.

10.14 Amendment and Waiver. This Agreement may only be amended, modified or supplemented by a writing executed by each of the parties hereto, which in the case of Employer must be Employer’s [Manager] or [Identify Officer] (each, an “Authorized Officer”). Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of such party. Any such waiver by Employer must be signed by an Authorized Officer. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.15 Assignment by Employer. Notwithstanding anything set forth elsewhere in this Agreement, Employer may assign this Agreement to Parent of any of its or their affiliates.

10.16 Entire Agreement. This Agreement is the only agreement and understanding between or among the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between or among the parties pertaining to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement with effectiveness as of the day and year first above written.

EMPLOYEE:

Signature:	/s/ David Riggs
Print Name:	David Riggs

EMPLOYER:

Job Aire Group, Inc

By:	/s/ Nicholas Ammons
Name:	Nicholas Ammons
Title:	President

[Signature Page to Job Aire Group, Inc  - Employment Agreement]

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